FOR IMMEDIATE RELEASE

SMARTSTOP™ SELF STORAGE SIGNS ON AS PRESENTING SPONSOR OF

2011 TEAM MOUNTAIN KHAKIS CYCLING TEAM

     LADERA RANCH, Calif. - April 21, 2011 - SmartStop™ Self Storage, the retail brand for Strategic Storage Trust, Inc. (SSTI), has signed on as the presenting sponsor of the 2011 Team Mountain Khakis (TMK) cycling team.

     The sponsorship of strategically positioned organizations such as TMK allows SSTI to leverage its SmartStop brand on a local level and create positive associations with potential customers. It also allows TMK to promote itself and its sponsors and to expand its travel and marketing budgets so that the team can compete in more races, which ultimately increases visibility and reach for the SmartStop brand.

      "Professional cycling is a relatively underappreciated sport in America and TMK does a fantastic job of giving young riders the experience and the resources they need to pursue their dreams," said H. Michael Schwartz, chairman and CEO of SSTI. "One of our core values as a company is giving back from our success. When we saw the opportunity to step up and sponsor the team, getting involved and lending our support made sense. And it didn't hurt that we have a number of cycling enthusiasts in our company who were already following the team."

     The TMK team is composed of eight riders with an average age of 23 and is focused on educating, developing, and advancing these young riders. The team has been in existence for five years under the primary sponsorship of Mountain Khakis, an outdoor lifestyle apparel company based in Jackson Hole, Wyo. This is the first year of SSTI's sponsorship.

      "Sponsoring cycling costs significantly less than most other sponsorships while providing a strong connection with a very desirable and loyal demographic," explained Pat Raines, founder and managing partner of Team Mountain Khakis. "Having SmartStop as our presenting sponsor enables us to increase the number of races we can target, and many of those will be in places SmartStop may not have reached otherwise. And the people and staff at SmartStop have been among our biggest supporters and cheerleaders. We're excited to be working with them."

     TMK competes successfully at the national level while preparing the next generation of cyclists for the opportunity to race professionally at the national and international levels. Competing in the USA Crits Series, TMK has won the overall title twice, with Mark Hekman in 2009 and Isaac Howe in 2010. TMK has also captured the team overall title three years in a row. Team Mountain Khakis kicked off its 2011 season at the Sunny King Criterium in Anniston, Alabama, on April 9.

About Strategic Storage Trust, Inc.

Strategic Storage Trust, Inc. (SSTI) is the first and only self-storage REIT in the public non-traded REIT marketplace. SSTI is one of five publicly registered self-storage REITs in the United States and is one of the fastest growing REITs nationwide. The Strategic Storage Trust management team is comprised of industry veterans with extensive institutional experience in the acquisition and property management of self-storage properties. The REIT's storage facilities are branded as SmartStop™ Self Storage throughout the country. Its portfolio includes approximately 41,000 self-storage units and 5.1 million rentable square feet of storage space. SSTI's sponsor is Strategic Capital Holdings LLC, which manages a growing portfolio of over 7.5 million square feet of commercial properties, including 5.8 million square feet of self-storage facilities, with a combined market value of over $780 million.

For more information about SSTI, please call 949-429-6600 or visit www.strategicstoragetrust.com

To view our properties and locations or to find a nearby storage facility, visit www.smartstopselfstorage.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as "may," "will," "expect," "intend," "anticipate," "estimate," "believe," "continue," or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company's prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.

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Vanessa Showalter
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Genevieve Anton
Principal
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714-544-6503
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